For immediate release

HighPoint Resources Announces Amended and Restated Credit
Agreement with an Increased Borrowing Base

DENVER - September 17, 2018 - HighPoint Resources Corporation (“HighPoint” or the “Company”) (NYSE: HPR) today announced that it has entered into a new amended and restated credit agreement for its revolving credit facility (“Facility”). The agreement extends the maturity date of the Facility by over three years to 2023 and increases the borrowing base and commitments by 67% to $500 million. The increase in the borrowing base is a result of the greater value of the Northeast Wattenberg assets due to ongoing development and reflects the contribution from the Hereford Field assets. The Company currently has no amounts drawn on the facility.

Bill Crawford, Chief Financial Officer, commented, "We are pleased to announce the closing of our amended and restated credit facility, which resulted in a substantial increase to our borrowing base and reflects the value of our premium asset base. We appreciate the support from both our longstanding and new commercial banking relationships as this expanded facility provides further financial flexibility and helps support our future growth plans."

The bank syndicate was arranged by JPMorgan Chase Bank, N.A. and includes 11 participating lenders.

Forward-Looking Statements

All statements in this press release, other than statements of historical fact, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release relate to the value of the Company’s properties and its future growth. These forward-looking statements are based on management's judgment as of the date of this release and are subject to numerous risks and uncertainties. Actual results may vary significantly from those indicated in the forward-looking statements. Please refer to Bill Barrett Corporation's Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q, all of which are incorporated by reference herein, for further discussion of risk factors that may affect the forward-looking statements. The Company encourages you to consider the risks and uncertainties associated with forward-looking statements and to not place undue reliance on any such statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT HIGHPOINT RESOURCES CORPORATION

HighPoint Resources Corporation (NYSE: HPR) is a Denver, Colorado based company focused on the development of oil and natural gas assets located in the Denver-Julesburg Basin of Colorado. Additional information about the Company may be found on its website www.hpres.com.

Company contact: Larry C. Busnardo, Vice President, Investor Relations, 303-312-8514

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